Exhibit 2.27

AMENDMENT NO. 1

MASTER TECHNOLOGY OWNERSHIP AND LICENSE AGREEMENT

This Amendment No. 1, dated this 3rd day of June, 2003, modifies that certain Master Technology Ownership and License Agreement (the “Agreement”) executed on May 9, 2002 and made effective as of December 3, 2001, between Palm, Inc., a Delaware corporation (“Palm”), and PalmSource, Inc., a Delaware corporation (“PalmSource”).

For good and valuable consideration, the parties agree as follows:

1. Section 1.6. In Section 1.6 of the Agreement, the cross-reference to Section 1.5(i)-(ii) is hereby deleted and replaced with a cross-reference to Section 1.6(i)-(ii).

2. Section 1.26. Section 1.26 of the Agreement shall be amended in its entirety to provide as follows:

“1.26 SELL. To “Sell” a product means to sell, license, sublicense, transfer, lease or otherwise dispose of or transfer a product. “Sale” and “Sold” have the corollary meanings ascribed thereto.”

3. Subsection 3.1(a)(i)(C). Subsection 3.1(a)(i)(C) shall be amended in its entirety to provide as follows:

“(C) to distribute (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) copies of the works of authorship included in the Licensed PalmSource Technology, and Improvements thereof prepared by or for Palm, to the public by Sale or otherwise, as part of Palm Products, and”

4. Subsection 3.2(a)(i)(C). Subsection 3.2(a)(i)(C) shall be amended in its entirety to provide as follows:

“(C) to distribute (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) copies of the works of authorship included in the Licensed Palm Technology, and Improvements thereof prepared by or for PalmSource, to the public by Sale or otherwise, as part of PalmSource Products, and”

5. Agreement. Except as specifically amended by this Amendment No. 1, the Agreement shall remain in full force and effect.

In witness whereof, the parties have executed this Amendment No. 1 as of the date first above written.

PALM, INC.		PALMSOURCE, INC.

By:	/s/ R. TODD BRADLEY	By:	/s/ DAVID C. NAGEL

Name:	R. Todd Bradley	Name:	David C. Nagel

Title:	President & CEO	Title:	CEO

[Signature Page to Amendment No. 1 to Master Technology Ownership and License Agreement]